FOURTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 10th day of March, 2008 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, that First Amendment dated as of October 21, 2004, that Second Amendment dated as of July 29, 2005 and that Third Amendment dated July 13, 2007 (the “Agreement”) by and between Phoenix Equity Trust, a Delaware statutory trust (the “Trust”) and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) as follows:

1.	Phoenix All-Cap Growth Fund, Phoenix Balanced Fund, Phoenix Capital Growth Fund, Phoenix Growth & Income Fund, Phoenix Growth Opportunities Fund, Phoenix Income & Growth Fund, Phoenix Mid-Cap Growth Fund, Phoenix Quality Small-Cap Fund, Phoenix Small-Cap Growth Fund, Phoenix Small-Cap Sustainable Growth Fund, Phoenix Small-Cap Value Fund, Phoenix Small-Mid Cap Fund and Phoenix Strategic Growth Fund have been added as additional series to the Agreement.

2.	All references to the series Phoenix Worldwide Strategies Fund are hereby deleted.

3.	Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

PHOENIX EQUITY TRUST

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

SCHEDULE A

Designated Series	Investment Advisory Fee
Phoenix Mid-Cap Value Fund	0.75%
Phoenix Small-Mid Cap Fund	0.85%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Phoenix Balanced Fund	0.55%	0.50%	0.45%
Phoenix Capital Growth Fund	0.70%	0.65%	0.60%
Phoenix Growth & Income Fund	0.75%	0.70%	0.65%
Phoenix Growth Opportunities Fund	0.75%	0.70%	0.65%
Phoenix Income & Growth Fund	0.70%	0.65%	0.60%
Phoenix Small-Cap Value Fund	0.90%	0.85%	0.80%
Phoenix Strategic Growth Fund	0.70%	0.65%	0.60%
Phoenix Value Opportunities Fund	0.75%	0.70%	0.65%

	1st $400 Million	$400+ Million through $1 Billion	$1+ Billion
Phoenix Quality Small-Cap Fund	0.90%	0.85%	0.80%
Phoenix Small-Cap Sustainable Growth Fund	0.90%	0.85%	0.80%

	1st $50 Million	Next $450 Million	Over $500 Million
Phoenix All-Cap Growth Fund	0.90%	0.80%	0.70%
Phoenix Small-Cap Growth Fund	1.00%	0.90%	0.80%

	1st $500 Million	Over $500 Million
Phoenix Mid-Cap Growth Fund	0.80%	0.70%

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